Exhibit 4.45

SPCS00054-2501-02019NU

SIMPLE LOAN AGREEMENT ENTERED INTO BY AND BETWEEN SOFOPLUS, SOCIEDAD ANÓNIMA PROMOTORA DE INVERSION DE CAPITAL VARIABLE, SOCIEDAD FINANCIERA DE OBJETO MÚLTIPLE, ENTIDAD REGULADA, REPRESENTED BY MR. MANUEL SACAL SABBAN AND MR. HARRY SACAL CABABIE, HEREINAFTER REFERRED TO AS “SOFOPLUS ”, AND, ON THE OTHER HAND “MURANO WORLD” SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, REPRESENTED IN THIS ACT BY MR. MARCOS SACAL COHEN WHO WILL HEREINAFTER BE REFERRED TO AS THE “ACCREDITED ”, AND, MR. ELÍAS SACAL CABABIE, WHO IS REPRESENTED BY MR. MARCOS SACAL COHEN, WHO ALSO APPEARS IN HIS OWN RIGHT TO CONSTITUTE HIMSELF AS THE “JOINTLY OBLIGORS” RESPECTIVELY; SOFOPLUS TOGETHER WITH THE ACCREDITED AND THE JOINTLY OBLIGORS MAY HEREINAFTER BE REFERRED TO AS THE “PARTIES”, ACCORDING TO THE FOLLOWING STATEMENTS AND CLAUSES:

S T A T E M E N T S

I.- Sofoplus, Sociedad Anónima Promotora de Inversión de Capital Variable, Sociedad Financiera de Objeto Múltiple, Entidad Regulada, declares through its legal representatives:

a) It is a company incorporated under the laws of the Estados Unidos Mexicanos, which was incorporated on September 1st, 2006, by means of Policy number 9,215, granted before the Notary Public Lic. Salomón Vargas García, Public Broker number 35 of Mexico City and whose first testimony was registered in the Registro Publico de Comercio under the electronic commercial folio number 353650, on September 12th, 2006; duly qualified to enter into this Agreement in terms of its corporate purpose.

b) By public deed number 40,988 dated June 30th, 2009, granted before Lic. Jesús Zamudio Rodríguez, Notary Public number 45 of the Estado de México, the change of regime of la Sociedad de S.A. de C.V., to Sociedad Anónima Promotora de Inversión de Capital Variable, Sociedad Financiera de Objeto Múltiple, Entidad no Regulada, by its abbreviation S.A.P.I. DE C.V., SOFOM, E.N.R., was formalized, and whose first testimony was registered in the Registro Público de Comercio in the electronic mercantile folio number 353650, on July 29th, 2009.

c) By public policy number 6,754, dated June 23rd, 2015, granted before the notary Lic. José Francisco Alejandro Ruiz Robles, Public Broker number 22 of Mexico City, the change of corporate name and its adoption to Regimen Entidad Regulada which was formalized, by its abbreviation S.A.P.I. DE C.V., SOFOM, E.R., and whose first testimony was registered in the Registro Público de Comercio in the electronic mercantile folio number 353650, on July 6th, 2015.

d) That Mr. MANUEL SACAL SABBAN and Mr. HARRY SACAL CABABIE have sufficient powers of administration for the execution of this Agreement, which have not been revoked, limited or modified in any way as of the date of this Agreement, a personality which they prove through public deed number 71,626 dated January 24th, 2023 granted before the Notary Public Number 105 of the Estado de México, Mr. Conrado Zuckermann Ponce.

II.- The Accredited party, through its legal representative, declares that:

a) It is a Sociedad mercantil, duly constituted in accordance with the laws of the los Estados Unidos Mexicanos, as stated in public deed 7,872 dated June 4th, 2008, granted before Lic. José Luis Reyes Vázquez, Notary Public Number 31 of the State of Nayarit, which was duly registered in el Registro Público de Comercio of Mexico City, under the commercial folio number 363034.

b) He has requested a loan from Sofoplus, which is granted under the terms of the provisions contained in this Agreement.

c) Its legal representative has the power and capacity necessary to enter into this Agreement, as stated in Public Deed 11,644 dated April 7th, 2011, granted before Lic. José Luis Reyes Vázquez, Notary Public number 31 of the State of Nayarit.

d) Through Public Deed number 51,526 dated September 6th, 2022, granted before Lic. Luis Eduardo Paredes Sánchez, Notary Public number 180 of Mexico City, the protocolization of an extraordinary meeting was carried out, among other agreements, it was approved to carry out the change of corporate name, so the company will be called from that moment on: “Murano World, S.A. De C.V.”

e) That the resources with which it will fulfill the payment obligations arising under this Agreement, as well as its Annexes, are and will be of lawful origin.

f) As of the date of this Agreement, there is no encumbrance on the assets of the Accredited.

g) As of the date of this Agreement, there is no pending or, to the extent of your knowledge, any threat of legal action or proceedings against you or affecting your property before any court, government agency or arbitrator that could adversely and materially affect the financial condition, operations of the Company or the legality, validity or enforceability of this Agreement, the Notes, or any other document executed pursuant to this Agreement.

h) As of the date of signing this Agreement, it is not in breach of any debt, nor of any contract or agreement to which it is a party or which binds it.

i) It has submitted its financial statements certified by its Chief Financial Officer, which represent the financial position of the company, as well as, where applicable, information on the group's subsidiaries that are consolidated for tax purposes.

j) It has provided Sofoplus with its updated legal and corporate information.

k) To date, no fact, change or condition has occurred that could represent a material adverse change for the Accredited.

l) There are no litigation, lawsuits or trials before any judicial and/or administrative authority that may affect the financial situation of the Lessee.

m) Knows and understands the content of article 98 of la Ley General de Organizaciones y Actividades Auxiliares de Crédito that your Legal Advisor has read and explained to you in its legal scope.

n) That prior to the signing of this Agreement, Sofoplus explained to the Accredited party the CAT (Total Annual Cost) of the interest of the agreed financing, derived from the credit subject to this operation, and therefore knows and agrees with it.

o) The Accredited party declares that it is aware that the resources obtained by Sofoplus may come from Nacional Financiera, Sociedad Nacional de Crédito, Institución de Banca de Desarrollo or any other institution exclusively for national development purposes.

p) The Accredited party declares that it is aware that the resources obtained by Sofoplus may come from Banco Nacional de Comercio Exterior, S.N.C.(Bancomext).

q) The Accredited acknowledges that this financing may be funded with resources from the same financial institution and/or any Financial Institution in the country or abroad, Banca de Desarrollo, Banca Comercial or any other source of funding.

r) In the event that the financing is funded by Nacional Financiera,

s) the Accredited declares that it is aware that the Credit is granted with the support of Nacional Financiera, exclusively for national development purposes.

t) In the event that the financing is funded with the Banco Nacional de Comercio Exterior, the Accredited declares that it is aware that the credit is granted with the support of Banco Nacional de Comercio Exterior, exclusively for national development purposes.

u) Acknowledges having granted prior to the signing of this instrument express authorization to Sofoplus to review its Credit Bureau, and also hereby authorizes Sofoplus to carry out periodic investigations on its credit history in the Sociedad de Información Crediticia that it deems appropriate, for the entire time that it maintains a legal relationship with Sofoplus; recognizes the nature and scope of the information provided by the Sociedades de Información Crediticia; are aware of the significance of being registered in the Sociedades de Información Crediticia and the implications that non-payment of the credit granted may generate, as well as that said credit history may serve as a basis for the approval of future credits with Sofoplus or with any other credit entity.

III.- The Joint Obligor, Elías Sacal Cababie, through his legal representative, declares that:

a) That its legal representative has sufficient powers to enter into this Agreement, as stated in public deed number 13,262 executed before Lic. Guillermo Loza Ramirez, holder of Notary Public number 10 of the State of Nayarit.
b) He is a natural person of Mexican nationality, originally from Mexico City, where he was born on December 8th, 1965, of single marital status and with address to hear and receive all types of notifications located at Avenida Paseo de las Palmas number 1270, Colonia Lomas de Chapultepec VIII Section, Alcaldía Miguel Hidalgo, Mexico City, Postal Code 11000.

c) He has the capacity to enter into this Agreement and it is his full will to become a Joint and Several Obligor of the Accredited Party under the terms set forth in this Agreement.

d) The signing of this Agreement, the Promissory Notes and any other document that must be signed in accordance with this Agreement, is included within his legal and economic capacity, which is sufficient to face the obligations that he undertakes in this Agreement;

e) This Agreement, and the Promissory Notes once they are signed and delivered to SOFOPLUS, will constitute legal and valid obligations enforceable against it in accordance with their respective terms.

f) As of the date of this Agreement, there is no encumbrance on his personal assets.

g) As of the date of this Agreement, there is no pending or, to the extent of your knowledge, any threat of legal action or proceedings against you or any of your property before any court, government agency, or arbitrator that could materially and adversely affect your financial condition or the legality, validity, or enforceability of this Agreement, the Notes, or any other document you enter into pursuant to this Agreement.

h) As of this date, it is not in default of any debt, nor of any contract or agreement to which it is a party or which obliges it.

i) Its equity statement reasonably reflects its financial condition.

j) It is solvent and the cash flows with which it will meet the payment obligations arising under this Agreement are and will be its own and of lawful origin.

k) Knows and understands the content of article 98 of la Ley General de Organizaciones y Actividades Auxiliares de Crédito that your Legal Advisor has read and explained to you in its legal scope.

l) That in order for Sofoplus to grant the Loan subject to this Agreement to the Accredited, it agrees to jointly guarantee the exact and timely fulfillment of each and every one of the obligations of the Accredited in accordance with this Agreement and the Promissory Notes.

IV.- The Joint Obligor, Marcos Sacal Cohen, declares, under oath, that:

a) He is a natural person of Mexican nationality, originally from Mexico City, where he was born on December 29th, 1992, of single marital status and with address to hear and receive all types of notifications located at Avenida Paseo de la Reforma number 1966, Colonia Lomas de Chapultepec, Alcaldía Miguel Hidalgo, Mexico City, Postal Code 11950.

b) He has the capacity to enter into this Agreement and it is his full will to become a Joint and Several Obligor of the Accredited Party under the terms set forth in this Agreement.

c) The signing of this Agreement, the Promissory Notes and any other document that must be signed in accordance with this Agreement, is included within his legal and economic capacity, which is sufficient to face the obligations that he undertakes in this Agreement;

d) This Agreement, and the Promissory Notes once they are signed and delivered to SOFOPLUS, will constitute legal and valid obligations enforceable against it in accordance with their respective terms.

e) As of the date of this Agreement, there is no encumbrance on his personal assets.

f) As of the date of this Agreement, there is no pending or, to the extent of your knowledge, any threat of legal action or proceedings against you or any of your property before any court, government agency, or arbitrator that could adversely and materially affect your financial condition or the legality, validity, or enforceability of this Agreement, the Notes, or any other document you enter into pursuant to this Agreement.

g) As of this date, it is not in breach of any debt, nor of any Agreement or agreement to which it is a party or which obliges it.

h) Its equity statement reasonably reflects its financial condition.

i) It is solvent and the cash flows with which it will meet the payment obligations arising under this Agreement are and will be its own and of lawful origin.

j) Knows and understands the content of article 98 of la Ley General de Organizaciones y Actividades Auxiliares de Crédito that your Legal Advisor has read and explained to you in its legal scope.

k) That in order for Sofoplus to grant the Loan subject to this Agreement to the Accredited, it agrees to jointly guarantee the exact and timely fulfillment of each and every one of the obligations of the Accredited in accordance with this Agreement and the Promissory Notes.

Having agreed to the foregoing declarations, the Parties agree to grant the following:

C L A U S E S

FIRST. OPENING OF THE LOAN. Sofoplus grants the Accredited a Simple Loan, up to the amount of $6,000,000.00 USD (SIX MILLION DOLLARS LEGAL TENDER OF THE UNITED STATES OF AMERICA 00/100 USD), henceforth the “Loan”, said amount will be used in accordance with the terms of Clause Two of this Agreement.

The foregoing is understood to mean that the amount of the Loan does not include interest, fees, expenses and other accessories that the Accredited must cover, in accordance with the terms and conditions of this Agreement.

SECOND. PURPOSE OF THE LOAN. The Accredited agrees to invest the Loan amount specifically for working capital. It is understood that the Accredited must provide Sofoplus with copies of the corresponding transaction receipts when required.

THIRD. DISPOSITION OF THE LOAN. The Accredited may use the amount of the Loan granted in this Agreement, in US Dollars, the legal currency of the United States of America, in (one or more installments); provided that there are available resources in the Treasury of Sofoplus, this Agreement is ratified before the Notary Public designated by the Lender and, if applicable, is registered, or submitted for that procedure, in the corresponding Registro Público de la Propiedad y de Comercio.

The Accredited shall request in writing the disbursement of the Loan Amount from Sofoplus, at least 1 (one) business day before the date on which the Accredited wishes to make the Disbursement;(i)the date on which you wish the drawdown to be made; (ii)the amount in question; and(iii)the account number, bank, branch and CLABE number, in which Sofoplus will make the deposit or bank transfer of the resources of said amount.

FOURTH. LOAN AMORTIZATION. The Accredited party undertakes:

1) To reimburse Sofoplus the amount of the sums disbursed under the Loan, together with the accrued interest, in accordance with the terms of the promissory note that documents each disbursement.

2) That in no case shall the amount of the disbursements made against the Loan exceed the established limit, where applicable the due dates of the promissory notes or the disbursement letters that document them, nor the validity of this Agreement.

3) SOFOPLUS reserves the right from now on to agree and/or notify the Accredited of any facility or extension in the dates indicated for payment both in the Payment Calendar and in the dates originally agreed for its amortization.

4) The application of the payments made by the Accredited to Sofoplus will be to cover their debts in the following order:

a) Legal or collection expenses, insurance or other accounted-for items, if any,

b)  Value Added Tax on late payment interest, if generated,

c)  Default interest,

d)  Value Added Tax on ordinary interest,

e)  Ordinary interest,

f)  Overdue capital,

g)  Current capital.

FIFTH. FORM AND PLACE OF PAYMENT. All payments that the Accredited must make under this Agreement shall be made to Sofoplus, in Mexico City, on the dates indicated in the Payment Schedule, in US dollars, the legal tender of the United States of America, and in freely transferable funds available on the same day, crediting the account 0172846950, clabe 012180001728469500 that Sofoplus maintains with Banco BBVA México S.A., Institución de Banca Múltiple, Grupo Financiero BBVA México, or in any other form or account that Sofoplus may indicate in writing to the Accredited Party.

Under no circumstances will they have the right to withhold any type of payment that must be made in accordance with this Agreement;

Any payment that the Accredited must make to Sofoplus under this instrument must be made precisely on the due dates, in freely available and transferable funds on the same day of payment, and without deduction and free of any taxes, contributions, charges, deductions or withholdings of any nature that may be imposed or levied on at any time by any authority, it being understood that all amounts specified in this Agreement do not include ordinary interest accruing as provided in this Agreement.

If the day on which any payment is due, whether of the principal, interest or any other accessory amount of the Credit, is not a business day, the corresponding payment must be made on the next business day following the date agreed for its payment.

In the event that the Accredited is obligated, by law or by judicial order, to make any withholding, for tax purposes or for any other reason, on the payments of principal, interest or any other accessory amount payable by the Accredited to Sofoplus, in accordance with this Agreement, the Accredited shall pay the Lender the additional amounts required to ensure that the Lender receives the full amount that they should have received had the withholding not been made, and shall deliver the corresponding withholding certificates in original and copy, within 3 (three) business days following the day on which they are due and payable.

SIXTH. ADVANCE PAYMENT. The Accredited may prepay all or part of the outstanding principal of any of the loan disbursements, along with the interest accrued on said principal up to the date of such prepayment, provided that ten business days prior to the date of payment, the Accredited gives written notice stating the date and method of payment. The Accredited shall, if applicable, pay Sofoplus the funding break fee generated by said prepayment, which shall be paid on the same date as the prepayment.

SEVENTH. INTEREST. The Accredited agrees to pay Sofoplus, from the date on which each of the disbursements of the Loan is made and until its maturity, ordinary interest on the outstanding principal sum of the Loan, at the rate of an annual interest rate of 16% (Sixteen percent) which will also be agreed in the promissory note that documents the disbursement of the corresponding Loan, the Joint Obligors being obligated in this sense.

Interest will be calculated in accordance with the interest periods established in the promissory note signed by the Accredited and documenting the disbursement of the respective credit, and will be payable precisely on the day the corresponding interest period ends, in terms of the interest payment dates incorporated in said promissory note.

Notwithstanding the foregoing, the parties agree that any interest not paid on the interest payment dates included in the corresponding promissory note shall be capitalized on the same day that the payment should have been made.

Interest under this Agreement and the Promissory Notes will be calculated on the basis of a three hundred and sixty (360) day year and the number of days that actually elapse, including the first, but excluding the last of those days.

The Accredited hereby agrees that Sofoplus may update the ordinary interest rate specified in this clause, starting from the first anniversary of the transaction, upon approval of the annual loan line review, or at a frequency other than annual. The revised interest rate will apply only to disbursements made after the corresponding review.

If it is not possible to determine the interest in accordance with the provisions of this clause and the promissory note documenting the disbursement of the respective loan, and the parties do not agree on the interest rate to replace it within a maximum period of 10 (ten) business days following the date on which the respective impediment arises, Sofoplus may declare the term for payment of the Loan due and payable in advance. In such case, the Accredited, at Sofoplus's request, shall, within 10 (ten) days from said request, pay the outstanding balance of the Loan, without any premium, penalty, or commission, together with the accrued and unpaid interest as of that date, determined according to the last interest rate that could be calculated. If the Accredited does not make such advance payment as stipulated, default interest shall accrue in favor of Sofoplus from that date, at an annual rate resulting from multiplying by 2 the last interest rate that could be determined.

EIGHTH. DEFAULT INTEREST. In the event of the Accredited failure to make timely payments of any of the payment obligations arising from this Agreement, the unpaid amounts shall accrue default interest from the due date until the date of their full and complete payment, at an annual interest rate equal to twice the ordinary interest rate referred to in the preceding clause, calculated from the respective due date until the date of actual payment of the principal due. The Accredited shall also be responsible for paying any applicable taxes.

Late payment interest will be calculated on a year of 360 (three hundred and sixty) calendar days, which will be generated daily, and which will accrue: i)on any outstanding balances not paid on time; ii)on the total outstanding balance if it becomes due early under the terms of Clause Sixteen of this Agreement; and, iii)on the amount of other contractual obligations of the Accredited other than principal or interest, if they are not fulfilled in the terms agreed in this instrument, interest that will be applied to the total outstanding balance of the Loan, plus interest and other accessories that, if applicable, are generated in accordance with this Agreement.

Default interest will be paid immediately and will continue to accrue until the Accredited makes full payment of the amounts owed, in accordance with the terms established in this Agreement, without prejudice to the right of the Lender to demand all amounts due and those pending due, so in case of default, all amounts established in this Agreement, including, without limitation, ordinary interest, will be considered due on the date of default by the Accredited.

The Accredited, in the event that the Loan has not been funded with resources from Sofoplus, expressly states its agreement to be subject to any other change that the funder determines in relation to percentages of participation in the Loan and interest rates applicable to said percentages.

To demonstrate the amount of accrued/capitalized interest and, therefore, the total amount of the principal/outstanding balance of the Loan disbursement in question, the statement of account certified by the SOFOPLUS accountant will suffice, which, based on the provisions of article 68 of the Ley de Instituciones de Crédito, will attest to the balance owed by the Accredited Party and, together with this Agreement and the promissory note(s) in question, will be a title of execution.

NINTH. VALIDITY. This Agreement will be in effect from the date of signature of this Agreement until the day January 31st, 2028, with the understanding that it will remain in force for as long as there is any outstanding amount or any other obligation on the part of the Accredited Party in favor of Sofoplus, derived from this Agreement.

TENTH. THE PROMISSORY NOTES. The obligation of the Accredited to pay Sofoplus the principal sum and interest of the disbursement will be documented by means of a Promissory Note, signed by the Accredited and guaranteed by the Joint Obligors delivered to Sofoplus on the date of the Disbursement in question, for an amount equivalent to the disbursement carried out, with the understanding that Sofoplus may, at any time, encumber, assign or otherwise transfer the Promissory Note(s).

The Accredited expressly agrees that Sofoplus may discount this Agreement and/or the Promissory Notes with any National or foreign Credit Institution, in which case, the Accredited undertakes to carry out all acts that are necessary or convenient to comply with the additional requirements that said Credit Institution requests from Sofoplus to carry out the respective discount.

ELEVENTH. TAXES. The Accredited shall pay to Sofoplus all sums of principal, interest and other sums payable by the Accredited under this Agreement, free, exempt and without deduction for any tax, duty, withholding, deduction, charge or any other fiscal liability that may now or in the future be levied on such amounts payable in Mexico.

TWELFTH. PRE-CONDITIONS TO THE PROVISIONS. Sofoplus obligation to make available to the Accredited the amount of each Disbursement, according to the type of credit, is subject to compliance with the following conditions:

a) That Sofoplus has received the disbursement request;

b) That Sofoplus has received the Promissory Note corresponding to the disbursement, duly signed by the Accredited Party and guaranteed by the Joint Obligors;

c) That no event or condition has occurred on or before the requested disbursement that, as determined by Sofoplus in good faith, has or may have a material adverse effect on the business, assets, liabilities or condition (financial or otherwise) of the Accredited or the Joint Obligors, which may affect the outcome of the operations or projects of the Accredited or the ability of the Accredited or the Joint Obligors to fulfill the obligations arising from this Agreement;

d) That there has not been any change in the financial, economic, social or political condition of Mexico that, as determined by Sofoplus in good faith, has or may have a significant adverse effect, which may affect the outcome of the operations or projects of the Accredited or the capacity of the Accredited or the Joint Obligors to fulfill the obligations arising from this Agreement.

THIRTEENTH. OBLIGATIONS OF THE ACCREDITED TO PERFORM. While the principal amount of any Provision and/or Notes remains unpaid, or if the Accredited has any obligation under this Agreement and unless Sofoplus consents otherwise in writing, the Accredited agrees to:

a) Within 10 days of Sofoplus written request, you must provide the information requested by Sofoplus;

b) To give notice to Sofoplus, within the following 10 days, of any adverse event with respect to its financial situation or result of operations carried out by the Accredited, which could constitute a cause of early termination under the terms of this Agreement, as well as any legal, judicial or administrative proceedings that affect the Accredited in any of its properties or assets.

c) To sign and deliver the documents related to this Loan; as well as to sign and deliver the new documents that may be requested by Sofoplus in order to correct any defect in the signing and execution of this Agreement, the promissory notes or the possible constitution of the guarantees, or that arise for the fulfillment of the obligations contained in this Agreement, promissory notes and the constitution of guarantees.

d) Where applicable, at the request of Sofoplus, to establish new guarantees different from or additional to those given in this Agreement or to extend them, when those established in this instrument have been lost or deteriorated by more than 20% (twenty percent) of their value.

e) Maintain a loan history that reflects in the reports that Sofoplus obtains from Sociedades de Información Crediticia, that it has punctually fulfilled its loan obligations.

f) Submit quarterly financial statements to Sofoplus within 30 (thirty) days following the closing date of the corresponding quarter and annually, within the first 3 months of each fiscal year, financial statements audited by an independent Public Accountant, or in the case of internal, accompanied by the corresponding annual tax return.

g) Notify Sofoplus in writing and immediately of any collective labor-management conflict between the Accredited Company and its workers.

h) Deliver to Sofoplus, when requested, the opinion of compliance with tax obligations, issued by el Sistema de Administración Tributaria.

FOURTEENTH. OBLIGATIONS NOT TO DO OF THE ACCREDITED. While the principal amount of any provision remains unpaid or if the Accredited has any obligation under this Agreement, and unless Sofoplus consents otherwise in writing, the Accredited may not:

a) Entering into Agreement with other Banks that significantly affect the income of the Accredited Party without the express written consent of Sofoplus.

b) To sell, lease, encumber, assign, transfer and in any way dispose of any of the essential fixed assets given as collateral, without the express consent of Sofoplus.

c) Where applicable, to create a mortgage, pledge or any other encumbrance on any of the assets given as security, without the prior written consent of Sofoplus.

d) Grant loans or make advances to third parties except for loans or advances that are part of the Accredited's current business or are similar.

e) Pay dividends in cash during the term of this loan, provided that there has been no breach of the obligations arising from this Agreement to the Accredited.

f) To merge or split without the prior written consent of Sofoplus.

(g) The Accredited agrees not to provide any guarantees of any kind or, if applicable, to extend any guarantees it has provided to date, during the term of this Agreement. If the Accredited provides any guarantees, with prior written authorization from Sofoplus, it agrees to provide an equal or greater guarantee in favor of Sofoplus.

FIFTEENTH. CAUSES OF EARLY EXPIRY. The Parties agree, in this act, that Sofoplus may declare the term for payment of the Loan, interest and other accessories due and payable in advance, by operation of law and without the need for any judicial or extrajudicial declaration, in which case all amounts owed by the Accredited to Sofoplus, in accordance with this Agreement, will be due and payable immediately, when any of the causes of early maturity mentioned below occur:

a) If the Accredited fails to pay, upon maturity, any amount of principal, interest, or any other amount payable by the Accredited to Sofoplus in accordance with this Agreement, the Promissory Notes or any other Loan Document.

b) If the Accredited allocates the amount of the Loan to a purpose other than that provided for in the Second clause above.

c) If any statement made by the Accredited pursuant to, or in relation to, any certification or document that the Accredited has delivered in fulfillment of its obligations under this Agreement, proves to be incorrect or false in any material respect at the time it was made.

d) If the Accredited fails to comply with or observe any other term, obligation, or contract contained in this Agreement, which is required to be performed or observed by the Accredited and for which no specific provision is made in this Clause, and such failure is not remedied within ten (10) calendar days after the date on which it occurred or began.

e) If the Accredited party admits in writing its inability to pay its debts, or makes a general assignment of assets for the benefit of creditors, or if any commercial bankruptcy proceedings are initiated by or against the Accredited party.

f) If any authority or any person confiscates, expropriates or assumes custody or control of all or any substantial part of the property of the Accredited, or displaces the management of the Accredited, or limits its power to operate its business.

g) If the Accredited changes its business activity or sells, assigns or transfers its business without the prior written authorization of Sofoplus.

h) If on any occasion and for any reason this Agreement ceases to be in full force and effect, or the Accredited party challenges the validity or enforceability of this Agreement.

i) If the Accredited party fails to comply with the obligations set forth in this Contract or with any Agreement it has entered into with Sofoplus and/or its subsidiaries.

In the event of any of the aforementioned causes of early termination, the Accredited will have a maximum period of 5 (five) business days from the date on which the cause occurred to remedy it. This period may be extended by Sofoplus if, in its judgment, all reasonable efforts have been made to remedy the cause of termination.

If, after the aforementioned period, the Accredited has not resolved, in the opinion of Sofoplus, the event of default has occurred prematurely, Sofoplus may proceed to declare the Loan and other accessories stipulated in this instrument as prematurely due and payable, and the Accredited must immediately pay Sofoplus the total amount of said Loan, interest and all other accessory sums that are owed or generated in accordance with this Agreement, whatever the concept.

The failure of Sofoplus to exercise any of the rights provided for in this Agreement shall not, under any circumstances, constitute a waiver of such rights. Furthermore, neither the exercise by Sofoplus, whether individually or partially, of any right arising from this Agreement shall preclude any other right, power, or privilege.

SIXTEENTH. EARLY TERMINATION. The Accredited may request the early termination of this Agreement at any time, and the request will be effective ten business days after Sofoplus has received it, and will be obligated to pay the total amount of the Loan, including the principal and any accessories that it has generated, up to the date of the termination request.

Early termination by the Accredited must be in writing by means of a duly completed request, including the Accredited name, the latest statement of account, the method and date of payment of the outstanding balance, ordinary and default interest as applicable, and expenses generated by the Loan that is the subject of this Agreement. This request must be submitted to the legal address of Sofoplus, or, if applicable and with prior notice, the request may be sent via email. ms@plus.com.mx requesting confirmation of the same.

SEVENTEENTH. CUSTOMER SERVICES. Sofoplus will provide the corresponding statement of account monthly via courier or any other electronic means at the offices of the Accredited Entity, located in Calle Bucareli número 42, Interior 201 B, Colonia Centro de la Ciudad de México Area 4, Alcaldía Cuauhtémoc, Mexico City, Código Postal 06040; The application will detail the loan transactions, the outstanding balance, and the interest accrued up to the cut-off date. If there has been any prepayment, it will be reflected in the statement of account, specifying the date and method of payment. This document can be accessed through the website.www.sofoplus.com.mx or www.plus.com.mx. If the Accredited party does not receive the corresponding statement of account in a timely manner, they may request it by telephone or email to the Sofoplus offices, who must send it within a period of no more than five business days counted from the day immediately following the request.

For any clarification, Sofoplus makes available to the Accredited party its office located at Paseo de Tamarindos Number 90, Torre 1, Piso 24, Colonia Bosques de las Lomas, Alcaldía Cuajimalpa de Morelos, Mexico City, Código Postal 05120, as well as the telephone number 50 80 81 81 and the website www.sofoplus.com.mx through which he will answer any questions or provide any clarification regarding the credit agreement that he/she is signing in this act.

The granting of this Loan will not be conditional upon the purchase of a product or service, nor upon the collection of fees and/ or additional considerations for the loan operations themselves, nor will any reciprocity for the loans be stipulated.

EIGHTEENTH. CLARIFICATIONS. In the event that the Accredited party expresses disagreement with the transactions reflected in the statement of account, they will have ten business days from the receipt of the statement to request the corresponding clarification, either by email or by telephone, to which Sofoplus will respond electronically, within two business days, explaining in detail the transactions of the statement of account.

a) If, after clarification by Sofoplus, there are still disagreements, the Accredited party must go to the previously mentioned address, showing the statement of account, the clarifying response issued by Sofoplus and proofs that prove the disagreement, to which Sofoplus will respond in writing, stating the validity or invalidity of the disagreement within a period of no more than five business days counted from the day after the date of sending the clarification.

b) In the event that the Accredited party is not satisfied with the response from Sofoplus and has the necessary elements to prove its statement regarding the disagreement reflected in the statement of account, it will have a term of five business days counted from the date of Sofoplus' response, to file the corresponding complaint with Condusef.

NINETEENTH. JOINT AND SEVERAL OBLIGATION. The Joint and Several Obligors hereby constitute themselves as joint and several debtors of the Accredited to and from Sofoplus, guaranteeing absolutely, jointly and severally, and unconditionally the payment upon maturity of the debt(s), whether due on the scheduled date or in advance, of each and every sum owed by the Accredited arising from this Agreement, and assume the duty to cover upon maturity, whether scheduled or in advance, the principal sum(s), interest and other accessories of the Loan and the Promissory Notes, including, but not limited to, all ordinary or default interest, commissions, charges, costs and expenses, as well as the exact and timely fulfillment of each and every one of the other obligations of the Accredited that have arisen from this Agreement, the Promissory Notes (all such sums of principal, interest, charges, costs, expenses and other obligations shall hereinafter be referred to as the "Obligations"), and each and every one of the expenses incurred Sofoplus incurs in exercising any of its rights under this Agreement.

The Joint and Several Obligors, without prejudice to their general obligation to answer with all their present and future assets for the Obligations contracted herein, hereby additionally guarantee the full and timely payment of all Obligations for which they are responsible through debt compensation, pursuant to Article 2185 of the Código Civil Federal and its corresponding articles in the Estados de la República and Mexico City. Therefore, in this act, the Accredited and the Joint and Several Obligors unilaterally, expressly, and irrevocably authorize, empower, and instruct Sofoplus to take and debit from any outstanding balance in favor of the Accredited or the Joint and Several Obligors, whether held or to be held in their favor, any amount that becomes due under this Agreement and that remains unpaid for any reason or circumstance, this being understood as an express and irrevocable instruction given herein, with the fullest legal effect.

TWENTIETH. MODIFICATIONS. No modification of any term or condition of this Agreement, and no consent or waiver relating to any of said terms or conditions, shall be effective unless in writing and signed by SOFOPLUS. Any modification to this Agreement must be notified in writing to the Accredited forty calendar days prior to its effective date. Such notification shall specify the date from which the modifications will take effect and must be accompanied by the corresponding statement of account, which, if not received by the Accredited, may be requested directly from the offices of SOFOPLUS.

Disagreement with modifications to the Agreement is subject to early termination, so the Accredited Party will have up to sixty calendar days from the entry into force of said modifications, to terminate this Agreement, without any responsibility or commission on its part, so it will only have to cover the debts generated to the date of the request for early termination.

TWENTY-FIRST. OFFICIAL. Sofoplus and/or its Assignees during the term of this Agreement, will be authorized to appoint an executive to monitor compliance with the obligations of the Accredited, as well as the destination of the Loan.

TWENTY-SECOND. INDEPENDENT CONTRACTOR. The Parties to this Agreement shall operate independently, without any relationship of subordination or economic dependence between them, nor between the employees or representatives of either party. Consequently, the Parties acknowledge that no employment relationship shall exist between them or their personnel, and that all obligations arising from an employment relationship between each Party and its personnel shall be the sole responsibility of each Party. A purely commercial relationship exists between the Parties, and both Parties agree to hold each other harmless from any labor-related liability, including those owed to the Instituto Mexicano del Seguro Social and the Instituto del Fondo Nacional de la Vivienda para los Trabajadores, that may be claimed.

TWENTY-THIRD. NOTICES AND ADDRESSES. Any notice required under this Loan Agreement shall be sent by courier, specialized courier service, or any other electronic means requiring the signature or acknowledgment of the recipient. Such notices shall be sent to the parties' addresses listed below, or to any other addresses the parties may specify by written notice in accordance with the applicable law established in this Clause, and shall be deemed given on the date of receipt of the same or three (3) calendar days after the date of dispatch of the same, whichever occurs first.

For Sofoplus: PASEO DE LOS TAMARINDOS, NO. 90, TORRE 1, PISO 24 (CORPORATIVO ARCOS BOSQUES), COLONIA BOSQUES DE LAS LOMAS, CUAJIMALPA DE MORELOS, CIUDAD DE MÉXICO, CÓDIGO POSTAL 05120.

For the Accredited: CALLE BUCARELI NUMERO 42, INTERIOR 201 B, COLONIA CENTRO DE LA CIUDAD DE MÉXICO AREA 4, ALCALDÍA CUAUHTÉMOC, CIUDAD DE MÉXICO, CÓDIGO POSTAL 06040.

For the Joint Obligor, Elías Sacal Cababie: AVENIDA PASEO DE LAS PALMAS NÚMERO 1270, COLONIA LOMAS DE CHAPULTEPEC VIII SECCIÓN, ALCALDÍA MIGUEL HIDALGO, CIUDAD DE MÉXICO, CÓDIGO POSTAL 11000.

For the Joint Obligor, Marcos Sacal Cohen: AVENIDA PASEO DE LA REFORMA NÚMERO 1966, COLONIA LOMAS DE CHAPULTEPEC, ALCALDÍA MIGUEL HIDALGO, CIUDAD DE MÉXICO, CÓDIGO POSTAL 11950.

TWENTY-FOURTH. INDEPENDENCE OF THE PARTIES. The parties are independent of each other, so neither of them may assume obligations on behalf of or representing the other, except with prior written consent signed for that purpose.

TWENTY-FIFTH. INTEGRITY OF THE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes any prior Agreement or agreement between them, but may be amended and/or supplemented in accordance with the terms of Clause Twenty-First of this Agreement.

The provisions of this Agreement are independent and therefore the nullity or cancellation of any of such provisions does not affect the validity of the others.

The fact that either party, at any time, does not demand from the other the fulfillment of any of the obligations set forth in this Agreement, will in no way signify a waiver or affect the right of such party to demand the fulfillment of the obligation in question.

TWENTY-SIXTH. ASSIGNMENT. The parties agree that Sofoplus may assign, transfer, pledge, grant guarantees and delegate or dispose of the rights or obligations derived from this Agreement, in whole or in part, in favor of any person, natural or legal, without prior written authorization from the Accredited party, having the sole obligation to inform the same at the address indicated in this Agreement, indicating the place where from said notification the corresponding payments must be made.

TWENTY-SEVENTH. CLAUSE HEADINGS. The headings of the clauses appearing in this Agreement have been placed for the convenience of the parties with the sole purpose of facilitating their reading, therefore, they do not necessarily define or limit their content.

For the purposes of interpreting each clause, only its content should be considered and in no way its title, so they will not affect the interpretation and validity of this Agreement, nor the terms, conditions, obligations and rights agreed in it.

TWENTY-EIGHTH. COSTS AND EXPENSES. The Accredited shall pay, at Sofoplus's request, all reasonable fees, expenses and costs incurred in the preparation, signing, notification, registration and administration of this Agreement, the Promissory Notes, the other Loan Documents and any other act or document that must be executed or delivered pursuant to this Agreement, including, but not limited to, the fees of the public notaries and the Sofoplus legal advisors.

The Accredited shall also pay all expenses that must be made in connection with any action that is necessary in accordance with the provisions of this Agreement, as well as, at the request of Sofoplus, all losses, costs and expenses incurred by Sofoplus in connection with any legal proceedings brought with respect to this Agreement, the Promissory Notes, or any other document delivered pursuant to this Agreement, provided that the judicial decision is favorable to Sofoplus.

The Accredited shall also pay, in the event of an Early Termination Cause, all costs and fees incurred by Sofoplus related to all enforcement proceedings, including, without limitation, the fees and costs incurred for the engagement of lawyers.

The Accredited shall pay Sofoplus, or Bancomext as the case may be, any additional, reasonable, and verifiable amounts required to compensate Bancomext for any increase in its costs for financing the credit operations that have been discounted under this Agreement, resulting from modifications to Mexican legal provisions or to the international agreements that Mexico enters into with other countries to avoid double taxation and tax evasion, including an increase in Mexican taxes that Bancomext has to cover in relation to the financing it uses to fund the provisions whose resources are used by Sofoplus to finance said credit operations.

TWENTY-NINTH. DOMICILIATION. By signing this Agreement, the Accredited authorizes Sofoplus to make available monthly, through the direct debit system, the amount sufficient to settle the amortization and/or ordinary and/or default interest corresponding to the current period, said direct debit will be made during the first three days of the current month.

Likewise, the Accredited party authorizes the direct debit of payments to the account that has been informed to Sofoplus for such purposes through the Anexo de Domiciliación, which duly signed by the Accredited party is an integral part of this Agreement.

The authorization to direct debit payments does not release the Accredited from the payment obligation under this Agreement. If the Accredited wishes to change the account in question, they must notify Sofoplus at least 5 days in advance.

THIRTIETH. CONFIDENTIALITY. Under this Agreement, the Parties agree to keep confidential and not disclose, reveal or reproduce in whole or in part data, technical specifications, secrets, methods, systems and in general any mechanism related to the information technology to which they will have access, hereinafter jointly, “Confidential Information ”, except that:i)The parties have consented to it in writing,ii)Whether required by the authorities or by court order,iii)Whether required by law or in connection with any legal proceedings in which the other party may be involved, or iv)Be information that is public knowledge.

Confidential Information shall be the property of the party that provided it and constitutes a trade secret. Therefore, the Parties agree not to disclose Confidential Information without the express authorization of the other party.

The Parties expressly agree to use all reasonable measures and precautions (the same ones used to protect your personal information) to ensure that their personnel comply with and observe such confidentiality by refraining from disclosing or reproducing the Confidential Information in whole or in part.

Any obligation that the Parties may have under this Confidentiality clause will remain in effect for a period of 10 years after the date on which this Agreement is terminated or rescinded for any of the reasons mentioned herein.

The Accredited party declares that it is aware that all data provided is kept safe by Sofoplus, Sociedad Anónima Promotora de Inversión de Capital Variable, Sociedad Financiera de Objeto Múltiple, Entidad Regulada, which it authorized to use them for the performance of operations and may also present and/or provide them to the entities that regulate it, consenting that this authorization remains in force for the time that business relationships are maintained between Sofoplus, Sociedad Anónima Promotora de Inversión de Capital Variable, Sociedad Financiera de Objeto Múltiple, Entidad Regulada and the Accredited party.

THIRTY-FIRST. RESTRICTION AND REPORTING. In accordance with the terms of Article 294(two hundread and nighty four) of la Ley General de Títulos y Operaciones de Crédito, the Accredited agrees that Sofoplus shall be entitled to restrict the amount of the Loan or the term for its use, or both at the same time, or to terminate the Agreement at any time, by simple written notice given to the Accredited. Upon termination of the Agreement, the Loan shall be extinguished to the extent not used by the Accredited from the moment of termination.

THIRTY-SECOND. FORTUITOUS EVENT OR FORCE MAJEURE. The Accredited undertakes to fully comply with the obligations it undertakes under this Agreement, even in the event of unforeseen circumstances or force majeure, and expressly accepts this responsibility in accordance with the provisions of Article 2111 of the Código Civil applicable in Mexico City, or the corresponding or concordant article that may be applicable in any federal entity of the Mexican Republic.

THIRTY-THIRD. REGULATION. The operations granted in this simple loan opening Agreement are subject to the supervision and monitoring of la Comisión Nacional para la Protección y Defensa de los Usuarios de Servicios Financieros (CONDUSEF), therefore, no authorization is required from la Secretaría de Hacienda y Crédito Público, nor from the Comisión Nacional Bancaria y de Valores for their execution.

Therefore, the contact information for CONDUSEF is made available to the Accredited Party. CONDUSEF will assist through the user service telephone number 53 400 999 or toll-free number 01800 999 8080, as well as through its website: www.condusef.gob.mx , email:asesoria@condusef.gob.mx .

THIRTY-FOURTH. JURISDICTION AND APPLICABLE LAW. For the interpretation, fulfillment and execution of this Agreement, the parties expressly submit to the applicable laws and the competent courts of Mexico City, waiving any other jurisdiction that may correspond to them by reason of their current or future domiciles or for any other reason.

THIRTY-FIFTH. CONTENT RECOGNITION. The Parties declare that they are duly aware of the content and scope of each and every one of the legal provisions cited in this Agreement and of course of those whose benefits they waive.

THE CONTRACTING PARTIES SIGN THIS DOCUMENT IN MEXICO CITY ON THE 31ST DAY OF JANUARY 2025.

THE ACCREDITED “MURANO WORLD” S.A. DE C.V.	“THE JOINTLY LIABLE” PARTY BY THEIR OWN RIGHT

AUTOGRAPH SIGNATURE	AUTOGRAPH SIGNATURE

MARCOS SACAL COHEN LEGAL REPRESENTATIVE BUCARELI STREET NUMBER 42, INTERIOR 201 B, COLONIA CENTRO DE LA CIUDAD DE MÉXICO ÁREA 4, ALCALDÍA CUAUHTÉMOC, CIUDAD DE MÉXICO, CÓDIGO POSTAL 06040	MARCOS SACAL COHEN LEGAL REPRESENTATIVE AVENIDA PASEO DE LA REFORMA NUMBER 1966, COLONIA LOMAS DE CHAPULTEPEC, ALCALDÍA MIGUEL HIDALGO, CIUDAD DE MEXICO, CÓDIGO POSTAL 11950.

“THE JOINTLY

LIABLE PARTY”

AUTOGRAPH SIGNATURE ELIAS SACAL CABABIE REPRESENTED BY MR MARCOS SACAL COHEN AVENIDA PASEO DE LAS PALMAS NÚMERO 1270, LOMAS DE CHAPULTEPEC VIII SECCIÓN, MIGUEL HIDALGO, MEXICO CITY, ZIP POST 11000.

"SOFOPLUS" SOFOPLUS, SAPI DE CV,
IBM.

AUTOGRAPH SIGNATURE MANUEL SACAL SABBAN	AUTOGRAPH SIGNATURE HARRY SACAL CABABIE

PASEO DE LOS TAMARINDOS, NO. 90, TORRE 1, PISO 24 (ARCOS BOSQUES CORPORATE OFFICES), BOSQUES DE LAS LOMAS, CUAJIMALPA DE MORELOS, MEXICO CITY, ZIP POST 05120.

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In the City of Monterrey, Nuevo León, United Mexican States; On the 10th-tenthth day of April, 2026, the undersigned, LIC. RODRIGO SALVADOR ALANIS LAMBRETON, with Federal Tax Registry Number AALR731224-DH2, by my own rights herein indicating as conventional address at Mariano Escobedo Sur, number 136- one hundred thirty-six, Colonia Centro, Monterrey, Nuevo León, C.P. 64000, Mexico and under oath to tell the truth, and in my capacity as SWORN EXPERT TRANSLATOR AND INTERPRETER IN THE LANGUAGE ENGLISH-SPANISH, SPANISH-ENGLISH authorized by the Federal Judicial Branch, with the identification number 017//2022, I DECLARE the following:

SOLE. -THAT, TO THE BEST OF MY KNOWLEDGE, THIS DOCUMENT CONSISTING OF (30) THIRTY PAGES INCLUDING THIS ONE, IS A TRUE AND ACCURATE TRANSLATION FROM ITS ORIGINAL SPANISH VERSION INTO ENGLISH.

The foregoing, for all legal purposes that may arise and at the request of the interested party(ies).

"I Attest, Under Oath"

LIC. RODRIGO SALVADOR ALANIS LAMBRETON
SWORN TRANSLATOR AUTHORIZED ID: 0017/2022 by the
Mexican Federal Judicial Branch
rodrigo@traductoresmx.com.mx / +52 (81) 1790-6413
Mariano Escobedo Sur No. 136
Colonia Centro, Monterrey, N.L.
C.P. 64000, Mexico
My commission expires on December 31st., 2028.